UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

            Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                                            Commission File Number:  333-64893


                             Evenflo Company, Inc.
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            (Exact name of registrant as specified in its charter)

                             707 Crossroads Court
                             Vandalia, Ohio 45377
                                (937) 415-3300
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      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    11 3/4% Series B Senior Notes due 2006
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           (Title of each class of securities covered by this Form)

                                     None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [  ]     Rule 12h-3(b)(1)(i)          [ x ]
         Rule 12g-4(a)(1)(ii)     [  ]     Rule 12h-3(b)(1)(ii)         [   ]
         Rule 12g-4(a)(2)(i)      [  ]     Rule 12h-3(b)(2)(i)          [   ]
         Rule 12g-4(a)(2)(ii)     [  ]     Rule 12h-3(b)(2)(ii)         [   ]
                                           Rule 15d-6                   [   ]

         Approximate number of holders of record as of the certification or notice date: 13

         Pursuant to the requirements of the Securities Exchange Act of 1934, Evenflo Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 12, 2002                By:   /s/    Daryle A. Lovett
                                           -----------------------------------
                                           Name:  Daryle A. Lovett
                                           Title: Senior Executive Vice
                                                  President Finance and
                                                  Chief Financial Officer